Exhibit 16


MOORE STEPHENS, P.C.
Certified Public Accountants
331 Madison Avenue
New York NY 10017

November 4, 2003

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Ladies and Gentlemen:

We have read Item 4 of Form 8-K dated November 3, 2003 of American Entertainment and Animation Corporation and are in agreement with the statements contained in the first, second, third and fourth paragraphs of that Item. We have no basis to agree with other statements of the registrant contained therein.

Very truly yours,

Moore Stephens, P.C.